Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 4, 2024

Supplementing that Certain

SUBORDINATED INDENTURE

Dated as of March 4, 2024

Among

TPG OPERATING GROUP II, L.P.,

THE GUARANTOR PARTIES HERETO

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

6.950% Fixed-Rate Junior Subordinated Notes due 2064

TABLE OF CONTENTS

		PAGE

ARTICLE I
ISSUANCE OF SECURITIES

SECTION 1.1.	Issuance of Notes; Principal Amount; Maturity; Title	1
SECTION 1.2.	Interest	2
SECTION 1.3.	Relationship with Base Indenture	3

ARTICLE II
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 2.1.	Definitions	3

ARTICLE III
SECURITY FORMS

SECTION 3.1.	Form Generally	6
SECTION 3.2.	Form of Note	7

ARTICLE IV
REMEDIES

SECTION 4.1.	Events of Default	14
SECTION 4.2.	Waiver of Past Defaults	14

ARTICLE V
REDEMPTION OF SECURITIES

SECTION 5.1.	Optional Redemption	15
SECTION 5.2.	Tax Redemption	15
SECTION 5.3.	Base Indenture	15

ARTICLE VI
PARTICULAR COVENANTS

SECTION 6.1.	Liens	15

ARTICLE VII
OPTION TO DEFER INTEREST PAYMENTS

SECTION 7.1.	Option to Defer Interest Payments	16
SECTION 7.2.	Payment Restrictions During a Deferral Period	16

ARTICLE VIII
SUPPLEMENTAL INDENTURES

SECTION 8.1.	Supplemental Indentures with Consent of Holders of the Notes	18

i

ARTICLE IX
DEFEASANCE

SECTION 9.1.	Covenant Defeasance	19
ARTICLE X
MISCELLANEOUS

SECTION 10.1.	Execution as Supplemental Indenture	19
SECTION 10.2.	Not Responsible for Recitals or Issuance of Notes	19
SECTION 10.3.	Separability Clause	19
SECTION 10.4.	Successors and Assigns	20
SECTION 10.5.	Execution and Counterparts	20
SECTION 10.6.	Governing Law	20
SECTION 10.7.	Agreement by Holders to Treat Notes as Indebtedness for Tax Purposes	20

ii

This First Supplemental Indenture, dated as of March 4, 2024 (the “First Supplemental Indenture”), among TPG Operating Group II, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware, having its principal office at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102 (the “Company”), the Guarantors party hereto and U.S. Bank Trust Company, National Association, as Trustee under the Base Indenture (as hereinafter defined) and hereunder (the “Trustee”), supplements that certain Subordinated Indenture, dated as of March 4, 2024, among the Company, the Guarantors named therein and the Trustee (the “Base Indenture” and subject to Section 1.3 hereof, together with this First Supplemental Indenture, the “Indenture”).

RECITALS OF THE COMPANY AND THE GUARANTORS

WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee the Base Indenture providing for the issuance from time to time of one or more series of the Company’s subordinated debt securities (herein and in the Base Indenture called the “Securities”), the forms and terms of which are to be determined as set forth in Sections 201 and 203 of the Base Indenture, and the Guarantees thereof by the Guarantors;

WHEREAS, Section 1101 of the Base Indenture provides, among other things, that the Company, the Guarantors and the Trustee may enter into indentures supplemental to the Base Indenture for, among other things, the purposes of (a) establishing the form or terms of Securities of any series as permitted by Sections 201 and 203 of the Base Indenture and (b) adding to or changing any of the provisions to the Base Indenture in certain circumstances;

WHEREAS, the Company and the Guarantors desire to create a series of Securities designated as the “6.950% Fixed-Rate Junior Subordinated Notes due 2064” pursuant to the terms of this First Supplemental Indenture;

WHEREAS, the Company has duly authorized the execution and delivery of this First Supplemental Indenture and the Notes to be issued from time to time, as provided for in the Indenture;

WHEREAS, each Guarantor has duly authorized its Guarantee of the Notes and to provide therefor each Guarantor has duly authorized the execution and delivery of this First Supplemental Indenture;

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this First Supplemental Indenture have been complied with; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company, the Guarantors and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture have been done;

NOW, THEREFORE:

In consideration of the premises and the purchase and acceptance of the Notes (as hereinafter defined) by the Holders thereof, the Company and each Guarantor covenants and agrees with the Trustee, for the equal and ratable benefit of the Holders, that the Base Indenture is supplemented and amended, to the extent expressed herein, as follows:

ARTICLE I

ISSUANCE OF SECURITIES

SECTION 1.1. Issuance of Notes; Principal Amount; Maturity; Title.

(1)

Pursuant to the terms hereof and Sections 201 and 203 of the Base Indenture, the Company hereby creates a series of Securities designated as the “6.950% Fixed-Rate Junior Subordinated Notes due 2064” of the Company (as amended or supplemented from time to time, to be issued under the Indenture, including the Initial Notes (as defined below) and any Additional Notes (as defined below), the “Notes”), which Notes shall be deemed “Securities” for all purposes under the Base Indenture. The Notes shall mature on March 15, 2064 (the “Stated Maturity”), unless the Notes are redeemed prior to that date as described in Section 5.1. The aggregate principal amount of Notes that may be issued under the Base Indenture is unlimited.

(2)

On March 4, 2024, the Company shall issue and deliver to the Trustee, and the Trustee shall authenticate, $400,000,000 aggregate principal amount of 6.950% Notes due 2064 (the “Initial Notes”) substantially in the form set forth in Section 3.2 below, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Base Indenture and this First Supplemental Indenture, and with such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with applicable tax laws or the rules of any securities exchange or Depositary therefor or as may, consistently herewith, be determined by the Officer executing such Notes, as evidenced by the execution of such Notes.

(3)

The Company may, at any time and from time to time, without the consent of the Holders, issue additional 6.950% Notes due 2064 hereunder as part of the same series and on the same terms and conditions (and having the same Guarantors) and with the same CUSIP number as the Initial Notes (“Additional Notes”), but such Additional Notes may be offered at a different offering price or have a different issue date, initial interest accrual date or initial interest payment date than such Initial Notes; provided that if any Additional Notes are not fungible for U.S. federal income tax purposes with the Initial Notes, such Additional Notes will be issued with a separate CUSIP number from the Initial Notes.

(4)	The Notes shall be issued only in fully registered form without coupons in minimum denominations of $25 and any integral multiple of $25 in excess thereof.

SECTION 1.2. Interest.

(1)

Subject to applicable law and subject to Article VII of this First Supplemental Indenture, interest on the Notes will accrue at an annual rate of 6.950%, from, and including, the date specified on the face of such Note, or, if interest has already been paid, from the last date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding Interest Payment Date (as defined below), the maturity date or the Redemption Date, as the case may be. The amount of interest payable for any interest payment period will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2)

The Company shall pay interest on the Notes quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each, an “Interest Payment Date”), commencing June 15, 2024, provided that the final Interest Payment Date of the Notes shall be March 15, 2064.

(3)	Interest shall be paid on each Interest Payment Date to the record Holders of the Notes after the close of business on the Regular Record Date.

(4)

Amounts due on the Stated Maturity or earlier Redemption Date of the Notes will be payable at the Corporate Trust Office of the Trustee. The Company shall make payments of principal, premium, if any, and interest or Redemption Price in respect of the Notes in book-entry form to DTC in immediately available funds, while disbursement of such payments to owners of beneficial interests in Notes in book-entry form will be made in accordance with the procedures of DTC and its participants in effect from time to time. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company shall be required to maintain a Paying Agent in each Place of Payment for the Notes. Neither the Company nor the Trustee shall impose any service charge for any transfer or exchange of a Note. However, the Company may require Holders of the Notes to pay any taxes or other governmental charges in connection with a transfer or exchange of Notes. References to “interest” include interest accruing on the Notes, interest on deferred interest payments and other unpaid amounts and compounded interest, as applicable, and in each case to the extent permitted by applicable law.

(5)

If any Interest Payment Date, Stated Maturity, or earlier Redemption Date falls on a day that is not a Business Day in The City of New York, the Company shall make the required payment of principal, premium, if any, and/or interest or Redemption Price on the next succeeding Business Day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that Interest Payment Date, Stated Maturity or earlier Redemption Date, as the case may be, to such next succeeding Business Day.

SECTION 1.3. Relationship with Base Indenture.

The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made, a part of this First Supplemental Indenture. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this First Supplemental Indenture, the provisions of this First Supplemental Indenture will govern and be controlling.

ARTICLE II

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 2.1. Definitions.

For all purposes of this First Supplemental Indenture (except as herein otherwise expressly provided or unless the context of this First Supplemental Indenture otherwise requires):

(1)	any reference to an “Article” or a “Section” refers to an Article or a Section, as the case may be, of this First Supplemental Indenture;

(2)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(3)	“including” means including without limitation; and

(4)

unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements and instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture.

The terms defined in this Section 2.1 (except as herein otherwise expressly provided or unless the context of this First Supplemental Indenture otherwise requires) for all purposes of this First Supplemental Indenture have the respective meanings specified or as referenced in this Section 2.1. All other terms used in this First Supplemental Indenture that are defined in the Base Indenture, either directly or by reference therein (except as herein otherwise expressly provided or unless the context of this First Supplemental Indenture otherwise requires), have the respective meanings assigned to such terms in the Base Indenture, as in force at the date of this First Supplemental Indenture as originally executed; provided that any term that is defined in both the Base Indenture and this First Supplemental Indenture shall have the meaning assigned to such term in this First Supplemental Indenture.

“Additional Notes” has the meaning specified in Section 1.1(3).

“Covenant Defeasance” has the meaning specified in Section 9.1.

“Covered Subsidiaries” means the subsidiaries of the Credit Parties, but excluding the Excluded Subsidiaries, the Fund Entities and the Securitization Entities.

“Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“Excluded Subsidiary” means any (i) limited partnership, limited liability company, corporation or equivalent entity that is organized under the laws of a jurisdiction (other than any state of the United States) that the Company reasonably believes, based on the advice of counsel, would prohibit or would otherwise materially adversely affect the validity or enforceability of the guarantee arrangements under the Notes and the Indenture contemplated to be entered into by such entity if it were a guarantor or the ability of such entity to perform its obligations under the Notes and the Indenture if it were a guarantor and (ii) any subsidiary of an entity described in clause (i).

“Fitch” means Fitch Ratings, Ltd., a division of Fitch, Inc., or any successor thereto.

“Fund Entity” means (i) any private equity fund, real estate investment fund, hedge fund or similar investment fund or vehicle in respect of which any of the Credit Parties or any of their subsidiaries acts as manager or investment advisor or has rights with respect to carried interests or management fees, (ii) any portfolio company of any such fund or vehicle or (iii) any entity in which any entities described in clause (i) or clause (ii) has an investment.

“Initial Notes” has the meaning specified in Section 1.1(2).

“Interest Payment Date” has the meaning specified in Section 1.2(2).

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Junior Indebtedness” shall mean any Indebtedness, whether outstanding on the date of the first issuance of the Notes or thereafter created, assumed or incurred, which specifically by its terms ranks junior to and not equally with or prior to the Notes (and any Parity Indebtedness) in right of payment upon the Company’s or any Guarantor’s dissolution, winding-up, liquidation, reorganization or similar events. The securing of any Indebtedness in compliance with the Indenture, otherwise constituting Junior Indebtedness, shall not be deemed to prevent such Indebtedness from constituting Junior Indebtedness.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Notes” has the meaning specified in Section 1.1(1).

“Optional Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Company defers interest pursuant to Section 7.1 and ending on the earlier of (i) the fifth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all deferred and unpaid amounts (including compounded interest on such deferred amounts) and all other accrued interest on the Notes.

“Parity Indebtedness” shall mean Indebtedness, whether outstanding on the date of first issuance of the Notes or thereafter created, assumed or incurred, which specifically by its terms ranks equally with and not prior to the Notes (and any other Parity Indebtedness) in right of payment upon the Company’s or any Guarantor’s dissolution, winding-up, liquidation, reorganization or similar events. The securing of any Indebtedness in compliance with the Indenture, otherwise constituting Parity Indebtedness, shall not be deemed to prevent such Indebtedness from constituting Parity Indebtedness.

“Permitted Liens” means (i) liens on voting stock or profit participating equity interests of any subsidiary existing at the time such entity becomes a direct or indirect subsidiary of the Parent Guarantor or is merged into a direct or indirect subsidiary of the Parent Guarantor (provided such liens are not created or incurred in connection with such transaction and do not extend to any other subsidiary), (ii) statutory liens, liens for taxes or assessments or governmental liens not yet due or delinquent or which can be paid without penalty or are being contested in good faith, (iii) other liens of a similar nature as those described in subclause (ii) above, (iv) liens existing on the issue date of the Initial Notes, (v) liens on voting stock or profit participating equity interests of any subsidiary of a Credit Party that is not itself a Credit Party securing Indebtedness or any other obligations of a subsidiary of a Credit Party that is not itself a Credit Party, (vi) any pledge, lien or other encumbrance (a) that the board of directors of the Parent Guarantor determines does not materially detract from or interfere with the value or control, as of the date of such determination, of the Credit Parties’ or any of their subsidiaries’ voting or profit participating equity ownership interests in any subsidiary and (b) in respect thereof the Company delivers an Officer’s Certificate to the Trustee certifying that it has received a confirmation from the Rating Agencies (as defined below) that the incurrence of such pledge, lien or other encumbrance would not result in a lowering of the rating on the Notes (provided that, to the extent the Rating Agencies are then no longer providing advance confirmation of ratings, such Officer’s Certificate shall certify that the board of directors of the Parent Guarantor has determined that such pledge, lien or other encumbrance would not materially detract from the creditworthiness of the Credit Parties), and (vii) any lien renewing, extending or refunding any lien permitted by clauses (i) through (vi) above without increase of the principal of the Indebtedness secured thereby (other than by the amount of fees and expenses in connection therewith).

“Prospectus Supplement” means the Company’s prospectus supplement, dated as of February 28, 2024, relating to the Notes.

“Rating Agency Event” means that any Rating Agency amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Notes, which amendment, clarification or change results in (i) the shortening of the length of time the Notes are assigned a particular level of equity credit by that Rating Agency as compared to the length of time that the Notes would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial issuance of the Notes; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the Notes by that Rating Agency compared to the equity credit assigned by that Rating Agency or its predecessor on the initial issuance of the Notes.

“Rating Agency” means (i) each of Fitch, Moody’s and S&P and (ii) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Fitch, Moody’s or S&P, or any of them, as the case may be.

“Regular Record Date” for interest payable in respect of any Note on any Interest Payment Date means the close of business on March 1, June 1, September 1 and December 1, as the case may be, immediately preceding the applicable Interest Payment Date, whether or not a Business Day.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any successor thereto.

“Securitization Entities” means each of TPG Holdings I FundingCo, L.P., TPG Holdings II FundingCo, L.P., TPG Holdings III FundingCo, L.P., TPG Holdings I FinanceCo, L.P., TPG Holdings II FinanceCo, L.P., TPG Holdings III FinanceCo, L.P., TPG Holdings I FundingCo GP, LLC, TPG Holdings II FundingCo GP, LLC, TPG Holdings III FundingCo GP, LLC, TPG Holdings I FinanceCo GP, LLC, TPG Holdings II FinanceCo GP, LLC and TPG Holdings III FinanceCo GP, LLC and any other entity formed for the purpose of engaging in or facilitating structured or securitization financing and other activities reasonably related thereto (whether now existing or formed after the issue date of the Initial Notes).

“Senior Indebtedness” shall mean all Indebtedness, whether outstanding on the date of the first issuance of the Notes or thereafter created, assumed or incurred (except Parity Indebtedness and Junior Indebtedness) and any deferrals, renewals or extensions of such Senior Indebtedness. Senior Indebtedness does not include obligations to trade creditors created or assumed by the Credit Parties in the ordinary course of business, which will rank pari passu with the Notes and the Note Guarantees in right of payment upon liquidation.

“Tax Redemption Event” means that the Company will have received an opinion of counsel of recognized standing with respect to U.S. federal income tax matters or an opinion of a “Big Four” accounting firm (or successor thereto) that, in each case, is experienced in such matters, to the effect that, as a result of any:

(i)

amendment to, clarification of, or change in (including any promulgation, enactment, execution or modification of) the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or becomes effective after the initial issuance of the Notes;

(ii)

(x) proposed amendment to, clarification of, or change in those laws or regulations that is announced after the initial issuance of the Notes or (y) material development occurring after the initial issuance of the Notes with respect to any proposed amendment to, clarification of, or change in those laws or regulations (whether or not such proposed amendment, clarification or change was announced before the initial issuance of the Notes);

(iii)

official administrative pronouncement (including a private letter ruling, notice, technical advice memorandum or similar pronouncement) or judicial decision or administrative action or other official pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any pronouncement, ruling, regulatory procedure or regulation) interpreting, clarifying or applying those laws or regulations enumerated in the preceding clauses (i) or (ii), by any court, governmental agency or regulatory authority that is announced after the initial issuance of the Notes; or

(iv)

threatened challenge asserted in connection with an audit of the Credit Parties, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which challenge is asserted against the Credit Parties or becomes publicly known on or after the initial issuance of the Notes;

there is more than an insubstantial increase in the risk that interest accruable or payable by the Company on the Notes is not, or within 365 days of the date of the opinion will not be, deductible by the Company in whole or in part, for U.S. federal income tax purposes.

ARTICLE III

SECURITY FORMS

SECTION 3.1. Form Generally.

(1)

The Notes shall be in substantially the form set forth in Section 3.2 of this Article III, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Base Indenture and this First Supplemental Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with applicable tax laws or the rules of any securities exchange or Depositary therefor or as may, consistent herewith, be determined by the Officer executing such Notes, as evidenced by the execution thereof. All Notes shall be in fully registered form.

(2)

The Notes shall be printed, lithographed or engraved on steel engraved borders or may be produced in any other manner, all as determined by the Officer of the Company executing such Notes, as evidenced by the execution of such Notes.

(3)

Upon their original issuance, the Notes shall be issued in the form of one or more Global Securities in definitive, fully registered form without interest coupons. Each such Global Security shall be duly executed by the Company, authenticated and delivered by the Trustee and shall be registered in the name of DTC, as Depositary, or its nominee, and deposited with the Trustee, as custodian for DTC. Beneficial interests in the Global Securities will be shown on, and transfers will only be made through, the records maintained by DTC and its participants and indirect participants, including Clearstream and Euroclear.

SECTION 3.2. Form of Note.

[FORM OF FACE OF NOTE]

[THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY:

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO THE DEPOSITORY TRUST COMPANY (“DTC”) OR ITS NOMINEE OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.]

[THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY FOR WHICH DTC IS TO BE THE DEPOSITARY:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

TPG OPERATING GROUP II, L.P.

6.950% FIXED-RATE JUNIOR SUBORDINATED NOTE DUE 2064

No. Principal Amount (US)$

CUSIP NO. 872652 102

ISIN NO. US8726521029

TPG Operating Group II, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of       United States Dollars (U.S.$ ), or such other principal amount as shall be set forth in the Schedule of Increases and Decreases in the Note attached hereto, on March 15, 2064 and to pay interest thereon, from March 4, 2024, or from the most recent Interest Payment Date to which interest has been paid or duly provided for to but excluding the next Interest Payment Date, which shall be March 15, June 15, September 15 and December 15 of each year, commencing June 15, 2024, at the annual rate of 6.950%, until the principal hereof is paid or made available for payment. Subject to, and in accordance with, the terms set forth on the reverse of this Note, the Company shall have the right to defer the payment of interest on the Notes.

The interest so payable, and paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date for such interest, which shall be March 1, June 1, September 1 and December 1, as the case may be, immediately preceding the relevant Interest Payment Date (whether or not a Business Day). Except as otherwise provided in the Indenture, any such interest not so paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Holders of Notes not less than 10 days prior to the Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Notes may be listed, all as more fully provided in the Indenture. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payment of principal of, and premium, if any, and interest on this Note will be made at the Corporate Trust Office, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. With respect to Global Securities, the Company will make such payments by wire transfer of immediately available funds to DTC, or its nominee, as registered owner of the Global Securities. With respect to certificated Notes, the Company will make such payments, by wire transfer of immediately available funds to a United States Dollar account maintained in New York, New York to each Holder of an aggregate principal amount of Notes in excess of U.S. $5,000,000 that has furnished wire instructions in writing to the Trustee no later than 15 days prior to the relevant payment date. If a Holder of a certificated Note (i) does not furnish such wire instructions as provided in the preceding sentence or (ii) holds U.S. $5,000,000 or less aggregate principal amount of Notes, the Company will make such payments by mailing a check to such Holder’s registered address.

The Company covenants and agrees, and each Holder of a Note, by its acceptance thereof, likewise covenants and agrees, that the payment of the principal of, and premium, if any, and interest on this Note is expressly subordinated, to the extent and in the manner provided in Article XIV of the Base Indenture, in right of payment to the prior payment in full of all Senior Indebtedness.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

TPG OPERATING GROUP II, L.P., as Issuer

By:	TPG Holdings II-A, LLC, its general partner

By:
Name: Martin Davidson
Title: Chief Accounting Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title: Authorized Signatory

[FORM OF REVERSE OF NOTE]

1. Indenture. This Note is one of a duly authorized issue of securities of the Company designated as its “6.950% Fixed-Rate Junior Subordinated Notes due 2064” (herein called the “Notes”), issued under a First Supplemental Indenture, dated as of March 4, 2024 (the “First Supplemental Indenture”), to an Indenture, dated as of March 4, 2024 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Base Indenture” and herein with the First Supplemental Indenture, collectively, the “Indenture”), among the Company, the Guarantors named therein and U.S. Bank Trust Company, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The aggregate principal amount of Initial Notes Outstanding at any time may not exceed $400,000,000 in aggregate principal amount, except for, or in lieu of other Notes of the series pursuant to Sections 205, 206, 208, 307 or 1106 of the Base Indenture and except for any Notes which, pursuant to Section 204 of the Base Indenture, are deemed never to have been authenticated and delivered. The First Supplemental Indenture pursuant to which this Note is issued provides that Additional Notes may be issued thereunder.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. In the event of a conflict or inconsistency between this Note and the Indenture, the provisions of the Indenture shall govern.

2. Optional Redemption. The Company may, at its option, redeem the Notes on notice given not more than 60 days nor less than 10 days prior to such Redemption Date in increments of $25 principal amount:

(i)

in whole at any time or in part from time to time on or after March 15, 2029, at a Redemption Price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the principal amount of any Notes being redeemed plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the Redemption Date; provided that if the Notes are not redeemed in whole, at least $25 million aggregate principal amount of the Notes must remain outstanding after giving effect to such redemption;

(ii)	in whole, but not in part, in connection with a Tax Redemption Event as provided under Section 5.2 in the First Supplemental Indenture; or

(iii)

in whole, but not in part, at any time prior to March 15, 2029, within 90 days of the occurrence of a Rating Agency Event, at a Redemption Price equal to 102% of the principal amount of any Notes being redeemed plus accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the Redemption Date.

If less than all of the Notes are to be redeemed, the principal amount of such Notes held by each beneficial owner of such Notes to be redeemed will be selected in accordance with the Applicable Procedures. The Notes and portions of Notes will be selected in amounts of $25 and multiples of $25 in excess thereof. If the Notes are held in definitive form, the Trustee will so select by lot.

3. Option to Defer Interest Payments. So long as no Event of Default with respect to the Notes has occurred and is continuing, the Company may, on one or more occasions, defer interest payments on the Notes for one or more Optional Deferral Periods of up to five consecutive years without giving rise to an Event of Default with respect to the Notes, provided that no Optional Deferral Period shall extend beyond March 15, 2064, any earlier accelerated maturity date arising from an Event of Default or any other earlier redemption of the Notes.

During any Optional Deferral Period, interest shall continue to accrue on the Notes, and deferred interest payments shall accrue additional interest at a rate equal to the rate of interest on the Notes, compounded quarterly as of each Interest Payment Date to the extent permitted by applicable law. During any Optional Deferral Period, the Company shall be prohibited from paying current interest on the Notes until all accrued and unpaid deferred interest plus any accrued interest thereon has been paid. No interest otherwise due during an Optional Deferral Period shall be due and payable on the Notes until the end of such Optional Deferral Period except upon an acceleration or redemption of the Notes during such deferral period.

At the end of five consecutive years following the commencement of any Optional Deferral Period, the Company shall pay all accrued and unpaid deferred interest, including compounded interest thereon if it has not been paid before that time. If, at the end of any Optional Deferral Period, the Company shall have paid all deferred interest due on the Notes, including compounded interest, the Company may again defer interest payments on the Notes.

The Company shall give written notice of its election to commence or continue any Optional Deferral Period to the Trustee and the Holders of the Notes at least two Business Days and not more than 60 Business Days before the next Interest Payment Date.

4. Global Security. If this Note is a Global Security, then, in the event of a deposit or withdrawal of an interest in this Note, including an exchange, transfer, redemption, repurchase or conversion of this Note in part only, the Trustee, as custodian of the Depositary, shall make an adjustment on its records to reflect such deposit or withdrawal in accordance with the Applicable Procedures.

5. Defaults and Remedies. If an Event of Default shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture. Upon payment of the amount of principal, premium, if any, and interest so declared due and payable, all obligations of the Company in respect of the payment of the principal of and any premium or interest on the Notes shall terminate.

No Holder of Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver, assignee, trustee, liquidator or sequestrator (or similar official) or for any other remedy hereunder (except actions for payment of overdue principal of, and premium, if any, or interest on such Notes in accordance with its terms), unless (i) such Holder has previously given written notice to the Trustee of an Event of Default and the continuance thereof with respect to the Notes, specifying an Event of Default, as required under the Indenture; (ii) the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture; (iii) such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee has failed to institute any such proceeding for 60 days after its receipt of such notice, request and offer of indemnity; and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Notes, it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all of such Holders.

The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal of, and premium, if any, or interest hereon, on or after the respective due dates expressed herein.

6. Amendment, Supplement and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Outstanding Notes, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note. Certain modifications or amendments to the Indenture require the consent of the Holder of each Outstanding Note affected.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair (without the consent of the Holder hereof) the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

7. Registration and Transfer. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registerable on the Security Register. Upon surrender for registration of transfer of this Note at the office or agency of the Company in a Place of Payment, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of like tenor and principal amount. As provided in the Indenture and subject to certain limitations therein set forth, at the option of the Holder, this Note may be exchanged for one or more new Notes of any authorized denominations and of like tenor and principal amount, upon surrender of this Note at such office or agency. Upon such surrender by the Holder, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of like tenor and principal amount. Every Note presented or surrendered for registration of transfer or for exchange shall be duly endorsed (if so required by the Company or the Trustee), or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed, by the Holder thereof or such Holder’s attorney duly authorized in writing. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Guarantors, the Trustee and any agent of the Company, a Guarantor or the Trustee may treat the Person in whose name such Note is registered as the owner thereof for all purposes, whether or not such Note be overdue, and neither the Company, the Guarantors, the Trustee nor any agent of the Company, a Guarantor or the Trustee shall be affected by notice to the contrary.

8. Guarantee. As expressly set forth in the Base Indenture, payment of this Note is jointly and severally and fully and unconditionally guaranteed, on a subordinated basis, by the Guarantors that have become and continue to be Guarantors pursuant to the Indenture. Guarantors may be released from their obligations under the Indenture and their Guarantees under the circumstances specified in the Base Indenture.

9. Governing Law. THE INDENTURE, THIS NOTE AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM (= tenant in common)

TEN ENT (= tenants by the entireties (Cust))

JT TEN (= joint tenants with right of survivorship and not as tenants in common)

UNIF GIFT MIN ACT (= under Uniform Gifts to Minors Act )

Additional abbreviations may also be used though not in the above list.

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE

The initial principal amount of this Note is $   . The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

ARTICLE IV

REMEDIES

SECTION 4.1. Events of Default.

The Events of Default set forth in Section 801 of the Base Indenture shall be applicable to the Notes other than (i) clause (3) of such Section 801 and (ii) clause (1) of such Section 801 shall be amended and restated to read as follows:

the Company’s failure to pay any interest, including compounded interest, on the Notes when due and payable after taking into account any Optional Deferral Period, continued for 30 days (including a failure to pay interest when due if the Company does not give a timely written notice of its election to commence or continue a deferral period).

SECTION 4.2. Waiver of Past Defaults.

Section 812 of the Base Indenture shall not apply to the Notes, and, with respect to the Notes, any reference to Section 812 in the Base Indenture shall instead be deemed to refer to this Section 4.2.

Subject to Section 802 of the Base Indenture, the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes may on behalf of the Holders of all the Notes waive any past Default hereunder with respect to the Notes and its consequences, except a Default

(1)	in the payment of the principal of, premium, if any, or interest on or the Redemption Price of any Note; or

(2)

in respect of a covenant or provision hereof or of the Base Indenture which under Article VIII hereof or under Article XI of the Base Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Note affected, provided that there has been paid or deposited with the Trustee a sum sufficient to pay all amounts due to the Trustee and to reimburse the Trustee for any and all fees, expenses and disbursements advanced by the Trustee, its agents and its counsel incurred in connection with such Default or Event of Default.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the First Supplemental Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

ARTICLE V

REDEMPTION OF SECURITIES

SECTION 5.1. Optional Redemption.

(1)	The Company may, at its option, redeem the Notes on notice given not more than 60 days nor less than 10 days prior to such Redemption Date in increments of $25 principal amount:

(i)

in whole at any time or in part from time to time on or after March 15, 2029, at a Redemption Price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the principal amount of any Notes being redeemed plus accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the Redemption Date; provided that if the Notes are not redeemed in whole, at least $25 million aggregate principal amount of the Notes must remain outstanding after giving effect to such redemption;

(ii)	as provided below under Section 5.2; or

(iii)

in whole, but not in part, at any time prior to March 15, 2029, within 90 days of the occurrence of a Rating Agency Event, at a Redemption Price equal to 102% of the principal amount of the Notes being redeemed plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the Redemption Date.

(2)

If less than all of the Notes are to be redeemed, the principal amount of such Notes held by each beneficial owner of such Notes to be redeemed will be selected in accordance with the Applicable Procedures. The Notes and portions of Notes will be selected in amounts of $25 and multiples of $25 in excess thereof. If the Notes are held in definitive form, the Trustee will so select by lot.

(3)	Any notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a transaction or other event.

SECTION 5.2. Tax Redemption.

If a Tax Redemption Event occurs prior to the maturity date of the Notes, the Company may redeem the Notes, in whole but not in part, within 120 days of the occurrence of the Tax Redemption Event, on notice given not more than 60 days nor less than 10 days prior to such Redemption Date, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the Redemption Date.

SECTION 5.3. Base Indenture.

Any redemption of the Notes under Sections 5.1 and 5.2 above shall be in accordance with Article III of the Base Indenture (Redemption of Securities).

ARTICLE VI

PARTICULAR COVENANTS

SECTION 6.1. Liens.

The Credit Parties shall not, and shall not cause or permit any of their respective Covered Subsidiaries to, create, assume, incur or guarantee any Parity Indebtedness or Junior Indebtedness, in each case, that is secured by a pledge, mortgage, lien or other encumbrance (other than Permitted Liens) on any voting stock or profit participating equity interests of their respective Covered Subsidiaries (to the extent of their ownership of such voting stock or profit participating equity interests) or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or any substantial part of the business of any of such Covered Subsidiaries, without providing that the Notes (together with, if the Credit Parties shall so determine, any other Indebtedness of the Credit Parties ranking equally in right of payment with the Notes) will be secured equally and ratably with or prior to all other Indebtedness secured by such pledge, mortgage, lien or other encumbrance on the voting stock or profit participating equity interests of any such entities for so long as such other Indebtedness is so secured. This Section 6.1 shall not limit the ability of the Credit Parties or their Subsidiaries to incur Indebtedness or other obligations secured by liens on assets other than the voting stock or profit participating equity interests of the Credit Parties and their respective Covered Subsidiaries.

ARTICLE VII

OPTION TO DEFER INTEREST PAYMENTS

SECTION 7.1. Option to Defer Interest Payments.

(1)

So long as no Event of Default with respect to the Notes has occurred and is continuing, the Company may, on one or more occasions, defer interest payments on the Notes for one or more Optional Deferral Periods of up to five consecutive years without giving rise to an Event of Default under the terms of the Notes, provided that no Optional Deferral Period shall extend beyond March 15, 2064, any earlier accelerated maturity date arising from an Event of Default or any other earlier redemption of the Notes.

(2)

During an Optional Deferral Period, interest shall continue to accrue on the Notes, and deferred interest payments shall accrue additional interest at a rate equal to the rate of interest on the Notes, compounded quarterly as of each Interest Payment Date to the extent permitted by applicable law. During an Optional Deferral Period, the Company shall be prohibited from paying current interest on the Notes until all accrued and unpaid deferred interest plus any accrued interest thereon has been paid. No interest otherwise due during an Optional Deferral Period shall be due and payable on the Notes until the end of such Optional Deferral Period except upon an acceleration or redemption of the Notes during such deferral period.

(3)

At the end of five consecutive years following the commencement of an Optional Deferral Period, the Company shall pay all accrued and unpaid deferred interest, including compounded interest thereon if it has not been paid before that time. If, at the end of an Optional Deferral Period, the Company shall have paid all deferred interest due on the Notes, including compounded interest, the Company may again defer interest payments on the Notes pursuant to this Section 7.1.

(4)

The Company shall give written notice of its election to commence or continue any Optional Deferral Period to the Trustee and the Holders of the Notes at least two and not more than 60 Business Days before the next Interest Payment Date.

SECTION 7.2. Payment Restrictions During a Deferral Period.

(1)	After the commencement of an Optional Deferral Period, until all accrued and unpaid interest on the Notes has been paid, the Company and the Guarantors will not:

(i)

declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company’s or the Guarantors’ equity interests (which includes common and preferred stock);

(ii)	make any payment of principal, interest or premium on or repay, repurchase or redeem any Parity Indebtedness or Junior Indebtedness; or

(iii)

make any guarantee payments with respect to any guarantee by the Company or any Guarantor of any securities of any of their respective Subsidiaries if such guarantee ranks pari passu with or junior in right of payment to the Notes.

None of the foregoing, however, shall restrict:

(i)	distributions or other payments to the Parent Guarantor or any direct or indirect Subsidiary of the Parent Guarantor;

(ii)	distributions of cash in respect of tax liabilities pursuant to the operating agreements of the Company and the Guarantors existing on the issue date of the Initial Notes;

(iii)

dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, the Company’s or the Guarantors’ equity interests where the dividend equity interests or equity interests issuable upon exercise of such options, warrants or other rights are the same equity interests as those in respect of which the dividend or distribution is being paid or rank equally with or junior to such equity interests;

(iv)

any declaration of a dividend in connection with the implementation of a stockholder’s rights plan, or the issuance of equity interests under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

(v)

as a result of a reclassification of any series or class of the Company’s or the Guarantors’ equity interests or the exchange or conversion of one class or series of the Company’s or the Guarantors’ equity interests for or into another class or series of the Company’s or the Guarantors’ equity interests;

(vi)

the purchase of fractional interests in shares of the Company’s or the Guarantors’ equity interests pursuant to an acquisition or the conversion or exchange provisions of such equity interests or the security being converted or exchanged;

(vii)

purchases or acquisitions, including the net settlement, of shares of the Company’s or the Guarantors’ equity interests in connection with any employment contract, benefit plan, equity incentive plan or other similar arrangement with or for the benefit of directors, officers, agents, consultants or employees or satisfaction of the Company’s and the Guarantors’ obligations under any dividend reinvestment plan or director, officer, agent, consultant or employee stock purchase plans;

(viii)

any exchange, redemption or conversion of any class or series of the Company’s or the Guarantors’ equity interests, or the equity interests of one of their respective Subsidiaries, for any other class or series of the Company’s or the Guarantors’ equity interests, or of any class or series of their respective Indebtedness for any class or series of equity interests;

(ix)

any exchange, redemption, repayment, repurchase or conversion of any of the Company’s or any Guarantor’s Parity Indebtedness or Junior Indebtedness for any of the Company’s or any Guarantor’s Parity Indebtedness or Junior Indebtedness, including any such indebtedness convertible into equity interests;

(x)

purchases, redemptions or acquisitions of, or payments in respect of, shares of the Company’s or the Guarantors’ equity interests in connection with satisfaction of the Company’s or the Guarantors’ obligations under any contract or security entered into before and not entered into in anticipation of the commencement of the Optional Deferral Period in compliance with the terms of the Indenture;

(xi)

(i) payment of current or deferred interest on the Company’s or any Guarantor’s Parity or Junior Indebtedness made on a ratable basis with the amounts due in respect of such Parity Indebtedness or Junior Indebtedness and the Notes and (ii) payment of principal, premium or current or deferred interest on the Company’s or any Guarantor’s Parity Indebtedness or Junior Indebtedness that, if not made, would cause a breach of the terms of the instrument governing such Parity Indebtedness or Junior Indebtedness;

(xii)

the payment of any dividend or distribution on the Company’s or the Guarantors’ equity interests within 30 days after the date of declaration of such dividend or distribution, if the dividend or distribution would have been permitted under the Indenture on the date of declaration; and

(xiii)

the redemption of securities ranking on a parity with the Notes or securities ranking junior to the Notes, within 60 days after the date on which notice of redemption was given, if at the time the notice was given, such redemption would have been permitted under the Indenture.

Notwithstanding the foregoing, the terms of this Indenture and the Notes will not restrict in any manner the ability of any of the Company’s Subsidiaries to pay dividends or make any distributions to the Company or to any of the Company’s other Subsidiaries or to make payments in respect of intercompany Indebtedness among the Parent Guarantor and/or one or more of its Subsidiaries.

ARTICLE VIII

SUPPLEMENTAL INDENTURES

SECTION 8.1. Supplemental Indentures with Consent of Holders of the Notes.

Section 1102 of the Base Indenture shall not apply to the Notes, and, with respect to the Notes, any reference to Section 1102 in the Base Indenture shall instead be deemed to refer to this Section 8.1.

With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes (including consents obtained in connection with a tender offer or exchange for the Notes), by Act of said Holders delivered to the Company, the Guarantors and the Trustee, the Company, the Guarantors and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of such Notes under the Indenture; provided, however, no such supplemental indenture shall, without the consent of the Holder of each Outstanding Note affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Note;

(2)

reduce the principal amount of any Note which would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 802 of the Base Indenture or the Stated Maturity thereof pursuant to Section 803 of the Base Indenture, or reduce the rate of or extend the time of payment of interest on any Note;

(3)	reduce any premium payable upon the redemption of or change the date on which any Note may or must be redeemed;

(4)	change the coin or currency in which the principal of or premium, if any, or interest on any Note is payable;

(5)

impair the right of any Holder to institute suit for the enforcement of payment of principal amount, interest, or premium, if any, on its Notes, on or after the respective due dates expressed or provided for in such Notes;

(6)

reduce the percentage in principal amount of the Outstanding Notes the consent of whose Holders is required for modification or amendment of this First Supplemental Indenture or the Base Indenture or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Base Indenture or this First Supplemental Indenture or certain defaults thereunder and hereunder and their consequences) provided for in the Base Indenture and this First Supplemental Indenture;

(7)	modify the subordination provisions of the Notes in any manner adverse to the Holders of the Notes;

(8)	modify the terms of any Guarantee in a manner adverse to the Holders of the Notes in any material respect; or

(9)	modify clauses (1) through (8) above.

It shall not be necessary for any Act of Holders under this Section 8.1 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

In addition, the Holders of at least a majority in aggregate principal amount of the Outstanding Notes may, on behalf of the Holders of all Notes, waive compliance with the Credit Parties’ covenants described under Sections 6.1 and Section 7.2 hereof and Section 501 and Article VI of the Base Indenture.

ARTICLE IX

DEFEASANCE

SECTION 9.1. Covenant Defeasance.

(1)

Section 1303 of the Base Indenture shall not apply to the Notes, and, with respect to the Notes, any reference to Section 1303 in the Base Indenture shall instead be deemed to refer to this Section 9.1.

(2)

Upon the Company’s exercise of its option, if any, to have this Section 9.1 applied to the Notes, or if this Section 9.1 shall otherwise apply to the Notes, (1) the Company and the Guarantors shall be released from their respective obligations and any covenants provided pursuant to Article VI, Section 7.1 and Section 7.2 of this First Supplemental Indenture and Section 504, Section 601 and Section 702 of the Base Indenture for the benefit of the Holders of such Notes and (2) the occurrence of any event specified in Section 801(4) and Section 801(5) of the Base Indenture shall be deemed not to be or result in an Event of Default, in each case with respect to such Notes and the related Guarantees as provided in Section 1303 of the Base Indenture on and after the date the conditions set forth in Section 1304 of the Base Indenture are satisfied (hereinafter called “Covenant Defeasance”). For this purpose, such Covenant Defeasance means that, with respect to the Notes and the Guarantees thereof, each of the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Section or Article, whether directly or indirectly by reason of any reference elsewhere herein or in the Base Indenture to any such Section or Article or by reason of any reference in any such Section or Article to any other provision herein or in the Base Indenture or in any other document, but the remainder of the Base Indenture, this First Supplemental Indenture and such Notes and Guarantees thereof shall be unaffected thereby.

ARTICLE X

MISCELLANEOUS

SECTION 10.1. Execution as Supplemental Indenture.

This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture and this First Supplemental Indenture and the Base Indenture shall henceforth be read together, and any conflict between the Base Indenture and this First Supplemental Indenture shall be resolved as provided in Section 1.3 of this First Supplemental Indenture.

SECTION 10.2. Not Responsible for Recitals or Issuance of Notes.

The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company and the Guarantors, as the case may be, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Securities or the Guarantees. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

SECTION 10.3. Separability Clause.

In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.4. Successors and Assigns.

All covenants and agreements in this First Supplemental Indenture by the Company and the Guarantors shall bind their respective successors and assigns, whether so expressed or not. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors and assigns, whether so expressed or not.

SECTION 10.5. Execution and Counterparts.

This First Supplemental Indenture may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture and signature pages for all purposes. An electronic signature shall be of the same legal effect, validity and enforceability as a manually executed signature.

SECTION 10.6. Governing Law.

This First Supplemental Indenture shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 10.7. Agreement by Holders to Treat Notes as Indebtedness for Tax Purposes.

The Company, the Guarantors and the Trustee intend to treat the Notes as indebtedness of the Company for all U.S. federal, state and local tax purposes. In addition, each Holder and beneficial owner of the Notes shall, by accepting the Notes or a beneficial interest therein, agree and shall be deemed to have agreed that the Holder or beneficial owner intends that the Notes constitute indebtedness of the Company, and will treat the Notes as indebtedness of the Company, for all U.S. federal, state and local tax purposes.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

TPG Operating Group II, L.P., a Delaware limited partnership, as Issuer By: TPG Holdings II-A, LLC, its general partner

By:	/s/ Martin Davidson
Name: Martin Davidson
Title: Chief Accounting Officer

TPG Inc., a Delaware corporation, as Parent Guarantor

By:	/s/ Martin Davidson
Name: Martin Davidson
Title: Chief Accounting Officer

TPG Operating Group I, L.P., a Delaware limited partnership, as Guarantor By: TPG Holdings I-A, LLC, its general partner

By:	/s/ Martin Davidson
Name: Martin Davidson
Title: Chief Accounting Officer

TPG Operating Group III, L.P.,

a Delaware limited partnership, as Guarantor

By: TPG Holdings III-A, L.P., its general partner

By: TPG Holdings III-A, LLC, as general partner of TPG Holdings III-A, L.P.

By:	/s/ Martin Davidson
Name: Martin Davidson
Title: Chief Accounting Officer

TPG Holdings II Sub, L.P.,

a Delaware limited partnership, as Guarantor

By: TPG Operating Group II, L.P., its general partner

By: TPG Holdings II-A, LLC, as general partner of TPG Operating Group II, L.P.

By:	/s/ Martin Davidson
Name: Martin Davidson
Title: Chief Accounting Officer

U.S. Bank Trust Company, National Association, as Trustee

By:	/s/ James W. Hall
Name: James W. Hall
Title: Vice President